Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:

CryoLife	The Ruth Group
D. Ashley Lee	Nick Laudico / Zack Kubow
Executive Vice President, Chief Financial Officer and Chief Operating Officer	646-536-7030 / 7020 nlaudico@theruthgroup.com
Phone: 770-419-3355	zkubow@theruthgroup.com

James W. Bullock To Join CryoLife Board of Directors

ATLANTA, October 25, 2016 -- CryoLife, Inc. (NYSE: CRY), a leading medical device and tissue processing company focused on cardiac surgery, announced the appointment of James W. Bullock to its Board of Directors effective immediately.

J. Patrick Mackin, Chairman, President, and Chief Executive Officer,   commented,  “Jim Bullock has nearly 40 years of experience in the medical device sector, including recently leading two well respected cardiac device companies, Atritech and Endocardial Solutions.  His experience spans public and private companies that have successfully developed new technologies, expanded their product portfolios, scaled their business and executed on strategic M&A transactions.  We are delighted to have him on our Board for many reasons, including his perspective on CryoLife’s efforts to expand its cardiac surgery portfolio through internal projects and external business development.”

Mr. Bullock said, “I am excited to be joining the Board of Directors for CryoLife.  I believe the company has a significant opportunity to expand its growth potential and drive market adoption of its high quality and focused product portfolio.  I look forward to working with the CryoLife team as the Company seeks to expand its leadership position in select cardiac markets.”

Mr. Bullock is President and CEO of Zyga Technology, Inc., a privately held medical technology company focused on the design, development and commercialization of minimally invasive products to treat under-served conditions of the lumbar spine.    Mr. Bullock is also the Chairman of the Board of Directors for Stimdia, a private company focused on research in the critical care market.  Prior to Zyga, from 2005 to 2011, Mr. Bullock was President and CEO of Atritech, Inc., a medical device company that commercialized the first left atrial appendage closure device and was acquired by Boston Scientific in 2011.  From 1997 to 2005, Mr. Bullock was President and

CEO of Endocardial Solutions, Inc., a publicly-traded cardiac medical device company that was acquired by St. Jude Medical in 2005.  Mr. Bullock received his Bachelors in Public Administration from the University of Arizona.

About CryoLife, Inc.

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of implantable living tissues and medical devices used in cardiac surgical procedures.  CryoLife markets and sells products in more than 80 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.